Exhibit 12.1
RATIO OF EARNINGS TO FIXED CHARGES
     The following table shows the ratio of earnings to fixed charges for the year ended December 31, 2002, the period from January 1, 2003 to December 4, 2003, the period from December 5, 2003 to December 31, 2003, the years ended December 31, 2004, 2005 and 2006, the period from January 1, 2007 to March 15, 2007, the period from March 16, 2007 to March 31, 2007, and the three months ended March 31, 2006. We have computed these ratios by dividing earnings available for fixed charges (income before income taxes and fixed charges) by fixed charges (interest cost, amortization of debt expense, and the portion of rental expenses deemed to be representative of the interest factor in those rentals.)
Computation of General Nutrition Centers, Inc. Ratio of Earnings to Fixed Charges
(Dollars in millions, except ratios)

	Predecessor
		Period	Period					Successor	Predecessor
		from	from					Period	Three
	Year	January	December	Year	Year	Year	Period	from March	Months
	Ended	1, 2003 to	5, 2003 to	Ended	Ended	Ended	ended	16, 2007	Ended
	December	December	December	December	December	December	March	to March	March
	31, 2002	4, 2003	31, 2003	31, 2004	31, 2005	31, 2006	15, 2007	31, 2007	31, 2006

Earnings (deficit) available for fixed charges:
Income (deficit) before income taxes	$(70.2)	$(759.4)	$0.6	$67.7	$29.5	$59.6	$(61.9)	$1.3	$18.2
Interest Expense	138.0	122.5	2.8	35.5	45.5	43.7	43.3	4.3	10.7
Estimated interest component of net rental expense	38.9	35.2	2.7	36.7	36.8	38.0	8.1	1.6	9.4
Amortization of debt expense	—	91.8	—	—	2.0	2.0	0.3	—	0.5

Earnings available for fixed charges	$106.7	$(509.9)	$6.1	$139.9	$113.8	$143.3	$(10.2)	$7.2	$38.8

Fixed Charges:
Interest Expense	$138.0	$122.5	$2.8	$35.5	$45.5	$43.7	$43.3	$4.3	$10.7
Amortization of debt expense	—	91.8	—	—	2.0	2.0	0.3	—	0.5
Estimated interest component of net rental expense	38.9	35.2	2.7	36.7	36.8	38.0	8.1	1.6	9.4

Total fixed charges	$176.9	$249.5	$5.5	$72.2	$84.3	$83.7	$51.7	$5.9	$20.6

Consolidated Ratio of Earnings to Fixed Charges	0.60	(2.04)	1.11	1.94	1.35	1.71	(0.20)	1.22	1.88

(1)	Earnings were insufficient to cover fixed charges for the year ended December 31, 2002, the period ended December 4, 2003, and the period ended March 15, 2007.